EX.(d)(1)(a)
Amendment dated February 26, 2015 to Schedule A to the
Investment Advisory Agreement dated April 17, 2009,
as amended and restated as of March 1, 2013,
by and between EGA Emerging Global Shares Trust and
Emerging Global Advisors, LLC (the “Agreement”)

WHEREAS, the parties to the Agreement wish to amend the Agreement to replace Schedule A.

NOW THEREFORE, the parties to the Agreement hereby agree as follows:

Schedule A to the Agreement, as amended to date, is hereby replaced in its entirety with the attached Schedule A.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of February 26, 2015.

Emerging Global Advisors LLC	EGA Emerging Global Shares Trust

By: /s/ Robert C. Holderith	By: /s/ Robert C. Holderith

Name: Robert C. Holderith	Name: Robert C. Holderith
Title: President	Title: President

Schedule A to the
Investment Advisory Agreement dated April 17, 2009,
as amended and restated as of March 1, 2013, by and between
EGA Emerging Global Shares Trust and Emerging Global Advisors, LLC

Fund	Effective Date	Fee
EGShares India Infrastructure ETF	November 12, 2009	0.85%
EGShares Brazil Infrastructure ETF	November 12, 2009	0.85%
EGShares India Small Cap ETF	November 12, 2009	0.85%
EGShares India Consumer ETF	February 24, 2011	0.89%
EGShares EM Quality Dividend ETF	February 24, 2011	0.85%
EGShares Beyond BRICs ETF	April 27, 2012	0.85%
EGShares Emerging Markets Domestic Demand ETF	April 27, 2012	0.85%
EGShares Emerging Markets Consumer ETF	July 1, 2013	$0-1,000,000,000: 0.85% $1,000,000,001-$2,000,000,000: 0.75% $2,000,000,001 and up: 0.70%